                                    AGREEMENT
                             FOR PEAKING GAS SERVICE
                                      (PGS)



This Agreement ("Agreement") dated as of November 22, 1991 sets forth the understanding of CASCADE NATURAL GAS CORPORATION ("Cascade") and LONGVIEW FIBRE COMPANY ("Longview") for Peaking Gas Service to Cascade for the natural gas ("Gas") to be furnished by Longview. Together Cascade and Longview are sometimes referred to as the "Parties".


1.   DEFINITIONS.

     Capitalized terms used in this Agreement shall have the respective meanings, as defined below:

     "BTU" - Shall mean the amount of heat required to raise the temperature of one pound of water from fifty-nine degrees Fahrenheit (59 DEG.F) to sixty degrees Fahrenheit (60 DEG.F).

     "CONTRACT YEAR" - Shall mean the period of 12 consecutive months beginning at 2:00 pm. Pacific Standard Time on October 1, 1991 and each anniversary date thereafter.

     "NORTHWEST" - Shall mean Northwest Pipeline Corporation.

     "PERSON" - Shall mean an individual, corporation, voluntary association, joint stock company, business trust, partnership or other entity.

     "PGS" - Shall mean "Peaking Gas Service" - as defined in Section 2.1.

     "PGS GAS" - Shall mean PGS Gas or Gas provided to Cascade by Longview under this Agreement.

     "PLANT" - Shall mean Longview's pulp and paper mill near Longview, Washington.

Agreement for Peaking Gas Supply Service
Page 2



     "PGS VOLUME" - Defined in Section 2.1.

     "THERM" - Shall mean 100,000 Btu's.

     "WUTC" - Shall mean the Washington Utilities and Transportation Commission

2.   PGS.

2.1 Subject to the Operating Guidelines and the other terms and conditions of this Agreement, Longview shall provide to Cascade Peaking Gas Service ("PGS") up to 3,000,000 Therms (the "PGS Volume") annually during each Contract Year.

2.2 At any time upon request by Cascade, Longview will make available to Cascade Gas up to the PGS Volume. Gas will be delivered on any day, up to 150,000 Therms per day, at an hourly rate as set forth in the Operating Guidelines.

2.3 Longview will provide PGS by reducing the natural gas consumption of the Plant at Cascade's request according to the Operating Guidelines.

2.4 Longview hereby relieves Cascade of its obligation to serve Longview including using Cascade's firm pipeline capacity, as represented in the Firm Pipeline Capacity Natural Gas Service Agreement, dated December 7, 1989 between the Parties, in an amount equivalent to and concurrent with the PGS requested by Cascade under the Operating Procedures.

2.5  Cascade will utilize the PGS Gas as a source for its firm customers.

3. REGULATIONS. This Agreement is subject to all applicable provisions set forth in Cascade's tariff as filed with the WUTC as in effect from time to time, and to orders, rules and regulations of duly constituted authorities having jurisdiction over either or both Cascade and Longview.

Agreement for Peaking Gas Supply Service
Page 3





4.   PGS FEE. Cascade will pay a yearly fee ("PGS Fee") to Longview for PGS.
     The initial PGS Fee shall be [CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] per Contract Year. The PGS Fee shall become due and owing and shall be billed and paid for on a monthly basis at the rate of 1/12 of the PGS Fee per month, on the 10th day of each month commencing October, 1991. The PGS Fee shall be adjusted by mutual agreement of the Parties to ensure the PGS Fee is comparable to least cost alternative sources of peaking service reasonably available to Cascade. If the Parties fail to agree on the PGS Fee after the first Contract Year, such revised PGS Fee shall be determined by arbitration under paragraph 21 below. The PGS Fee shall be payable regardless of the level of PGS use by Cascade.


5. GAS SUPPLY COSTS: ALTERNATE FUEL. In addition to the PGS Fee, Cascade shall be responsible for direct payment of all supply costs for Gas including pipeline transportation during PGS usage. Longview shall be responsible for all alternate fuel costs at the Plant during PGS usage.


6. TERMINATION. This Agreement shall terminate as of the date of termination of the Firm Pipeline Capacity Natural Gas Service Agreement, dated December 7, 1989 between the Parties. Upon termination, neither Party shall have any liability to the other except for any amounts due and owing to the other pursuant to the terms of this Agreement.


7. OPERATING GUIDELINES. The Parties agree that Operating Guidelines for the rendition of PGS are attached hereto as Exhibit A and are incorporated into this Agreement by reference.


8. INDEMNIFICATION. Each Party will indemnify, defend and hold harmless the other Party and its officers, employees and agents from any and all claims, suits, actions, damages, costs (including, without limitation, reasonable attorney fees) or liabilities to the extent arising from the indemnifying Party's (a) failure to perform its obligations hereunder, or
     (b) breach of its representations or  covenants hereunder.

Agreement for Peaking Gas Supply Service  Page 4





9. NONWAIVER. Except as otherwise provided herein, the failure of either Party to exercise any right granted it hereunder shall neither impair nor be construed as a waiver of such Party's rights hereunder which are exercisable at any subsequent time or times.

10. SUCCESSORS AND ASSIGNS. Any Person which shall succeed by purchase, merger, or consolidation to the properties, substantially as an entirety, of either Cascade or Longview, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement. Either Party may without relieving itself of its obligations under this Agreement, assign any of its rights thereunder to a company with which it is affiliated. Except as provided above, no Party shall assign of this Agreement or any of the rights or obligations hereunder unless there first shall have been obtained the written consent thereto of the other party, which approvals shall not be unreasonably withheld. It is agreed, however, that the restrictions on assignment contained in this paragraph shall not in any way prevent either Party to this Agreement from pledging, assigning or mortgaging its rights hereunder as security for its indebtedness without the approval of the other Party.


11. BENEFIT. This Agreement is for the benefit of and shall be binding upon the respective successors and permitted assigns of the Parties.


12. RECORDS AND AUDIT. The Parties will keep and maintain true and accurate books, records and accounts in respect of all statements, charges and computations made under this Agreement and will preserve these books, records and accounts for a period of at least two years after such statements, charges or computations are made. Such records shall be kept and maintained in accordance with generally accepted accounting principles applied consistently from year to year, and good industry practices, and distinguishable from all other books, records and accounts.

Agreement for Peaking Gas Supply Service
Page 5





     Each Party has the right, at its sole cost and upon providing reasonable notice, to have a third party auditor, which is a national accounting firm, audit on such Party's behalf during normal business hours the relevant accounts, books, records and charts of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement. This right expires two years after the termination of this Agreement.

     If any error is discovered in any statement rendered hereunder, such error will be adjusted within 30 days from the date of discovery, but no adjustment will be made for any error discovered more than two years after receipt of such statements.

13. MODIFICATION. No modification of the terms and provisions of this Agreement shall be made except by the execution of written amendments executed by Longview and Cascade.

14. INDEPENDENT CONTRACTORS. Nothing herein shall be construed as creating or having created a partnership or joint venture between the Parties hereto, and neither Party shall have the power to bind or obligate the other to an agreement with a third party except to the extent Longview has granted specific authority to Cascade with respect to gas supply and nominations.

15. CONFIDENTIALITY. Cascade and Longview agree that the terms of this Agreement or any draft thereof and any resulting transaction shall be kept strictly confidential, except to the extent required by applicable law, and except to the extent either Party is required to disclose pertinent information concerning this Agreement to its respective lenders or regulators within the normal course of business. If either Party makes such disclosure, it shall advise the lenders or regulators that the information disclosed is strictly confidential.

Agreement for Peaking Gas Supply Service  Page 6





16. NOTICES.   Notices under this Agreement shall be sent to:

CASCADE:  Cascade Natural Gas Corporation
          222 Fairview Avenue North
          Seattle, Washington 98109
          Attention: Director, Gas Supply
          Fax No. (206) 624-7215

LONGVIEW: Longview Fibre Co.
           P. O. Box 639
          Longview, WA 98632
          Attention: Mark Hoehne, Assistant Vice President
           Fax No. (206) 425-3116

     Either Party may change its address by written notice to that effect to the other Party. Notices given hereunder shall be deemed to have been effectively given upon delivery, if sent by telecopy, telex, or overnight delivery or five business days after deposit, when deposited with the United States Postal Service, with postage prepaid and directed to the post office address of the Parties as set out above.

17. TERMINATION FOR SUBSTANTIAL BREACH. In addition to other remedies that may be available, in the event either Party shall be in substantial breach of the terms of this Agreement, and shall not have cured such breach within 30 days after notice of substantial breach by the other Party, the Party not in breach shall have the right to terminate this Agreement at the end of the cure period by notice to the Party in breach. Neither Party shall be entitled to recover from the other Party for loss of use or for other punitive, special, incidental or consequential damages suffered as a result of or breach of any provision of this Agreement.

18. GOVERNING LAWS. The laws of the state of Washington shall govern this Agreement and the rights and the obligations of the Parties hereunder, and in the event of any action brought hereunder, venue shall be proper in the county of King, state of Washington.

Agreement for Peaking Gas Supply Service  Page 7





19. ENTIRE AGREEMENT. This contract constitutes the entire agreement between the Parties with respect to the matters set forth hereunder. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original.

20. SEVERABILITY. If any provision hereof shall be found to be inoperative or in violation of any law or regulation, only that provision shall be deleted from this Agreement, and the remainder of this Agreement shall not be affected.

21. ARBITRATION. Any dispute or claim arising out of this Agreement shall be settled by arbitration. Arbitration proceedings shall be commenced by the delivery by either Party to the other of written notice demanding arbitration. The matter shall be submitted to such disinterested arbitrator as shall be agreed upon by the Parties. The arbitrator shall determine the rules to govern the arbitration proceeding. In the event the Parties are unable to agree upon an arbitrator within ten calendar days of the date of notice requesting arbitration is delivered, then arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). If arbitration is conducted pursuant to the rules of the AAA, the controversy or claim shall be decided by a board of three arbitrators. The Parties each shall select one arbitrator within ten days of a demand for arbitration being made or, in the event of a Party's failure to so select, an arbitrator shall be named for that Party by the AAA. Within ten days of their selection, the two arbitrators so selected shall select a third arbitrator from the National Panel of Arbitrators maintained by the AAA or as they otherwise shall agree. Any arbitration hearing shall be held at Seattle, Washington, unless the Parties agree otherwise. Any award rendered by arbitration shall be final and binding on the Parties, and judgment thereon may be entered in King County Superior Court or any other court of competent jurisdiction. Notwithstanding any arbitration rules to the contrary, the award of the arbitrator(s) must be made no later than six (6) months following the date on which the arbitrator(s) are appointed. The arbitrator(s) shall have authority and discretion to forward costs and reasonable attorney's fees to the prevailing Party.

Agreement for Peaking Gas Supply Service
Page 8





22. ATTORNEY'S FEES. In the event it becomes necessary for either Party to obtain the services of an attorney for the purposes of enforcement of any of the provisions of this Agreement, the prevailing Party shall be entitled to reimbursement of all reasonable attorney's fee and collection costs as the arbitrator, the trial judge or the appellate court may judge reasonable in the arbitration, the action and the appeal, if any, along with statutory costs, disbursements, and applicable interest.


IN Witness WHEREOF, the Parties hereto have caused this Agreement to be duly executed in several counterparts by their proper officers thereunto duly authorized as of the date first hereinabove written.

CASCADE NATURAL GAS CORPORATION


By________________________________________________

   Title:  Melvin C. Clapp
                  Chief Executive Officer




LONGVIEW FIBRE COMPANY


By:________________________________________________
   Title:  Mark E. Hoehne
              Assistant Vice President

                                    EXHIBIT A

                             LONGVIEW FIBRE COMPANY
                               PEAKING GAS SERVICE
                                       FOR
                         CASCADE NATURAL GAS CORPORATION
                              OPERATING GUIDELINES

1. Longview and Cascade will have responsible personnel available at all times to accept and implement operational communications concerning PGS service. Communications will be by telephone voice communication wherein Cascade's dispatcher will advise Longview's Turbine Operator that he wishes to discuss gas delivery, under PGS Service, with the Shift Engineer. Actual load changes will be made after communication between Cascade Dispatcher and Longview Shift Engineer.

2. Cascade shall have the right to initiate PGS or change the volume of the PGS being received once per day. Longview and Cascade may mutually agree to initiate or change PGS volumes more than once per day.

3.   Cascade shall give as much notice as is possible, but not less than four
     (4) hours, prior to initiating or terminating PGS or not less than two (2) hours prior to changing rate of taking PGS.

4. Cascade or the transporter delivering gas to Cascade shall be responsible for the measurement of gas taken during the period of PGS.

5. Longview shall cause the Plant to transition its fuel consumption from gas to an alternate or an alternate to gas, as the case may be, as requested by Cascade. However, the Parties recognize and agree that during such transition, Longview shall use its judgement and experience to make such transition expeditiously and, in most cases, within two hours.

6. Cascade shall nominate periods of twelve (12) or more hours for PGS. The Parties may mutually agree to a shorter period for PGS.

7. Cascade may nominate rates of taking PGS from 3,000 to 6,250 therms per hour.

8. As of the date of this Peaking Gas Service Agreement, the parties recognize that Longview Fibre is purchasing supplies for use at its plant from Cascade, and that it is Cascade's intent to contract for firm gas supplies that can be taken in conjunction with the firm capacity being provided as Peaking Gas Service. This contract will not preclude Longview Fibre from contracting directly with a third party for its supplies at some future time; provided, that in Cascade's reasonable opinion gas service pursuant to such contracts is comparable in reliability to firm contracts entered provided, that such change in suppliers by Longview Fibre shall occur at the time of termination of the then current Cascade gas supply contract or contracts entered into for use with the Peaking Gas Service, unless otherwise agreed to by Cascade. Longview Fibre will be solely responsible for the full cost of all gas purchased from third parties, except as specifically provided in this Peaking Gas Service Agreement.

                        PREARRANGED CAPACITY RELEASE OF
                   FIRM NATURAL GAS TRANSPORTATION AGREEMENTS


This Capacity Release of Firm Natural Gas Transportation Agreements ("Agreement") is made as of this 30th day of November, 1993 by and among Cascade Natural Gas Corporation, a Washington corporation with its registered office in Seattle, Washington ("Cascade") and Tenaska Gas Co. ("Gas Co."), a Nebraska corporation, and Tenaska Washington Partners, L.P. ("Partnership"), a Washington limited partnership (Gas Co. and Partnership collectively referred to as "Tenaska").

                                   WITNESSETH:

WHEREAS, pursuant to certain Natural Gas Transportation Agreements between Northwest Pipeline Corporation ("Northwest") and Cascade, dated the 27th day of August, 1992 ("Northwest Transportation Agreements"), copies of which are attached hereto as Attachment A and Attachment B, Northwest provides firm transportation of natural gas to Cascade; and

WHEREAS, Cascade, Gas Co. and Partnership have entered into a Natural Gas Purchase and Sale Agreement dated August 1, 1992 (the "Buy/Sell Agreement") which contains provisions for Cascade to utilize the Northwest Transportation Agreements to transport certain gas purchased by Cascade from Tenaska to delivery points under the Northwest Transportation Agreements where such gas would be resold to Tenaska; and

WHEREAS, Cascade has "grandfathered" the Buy/Sell Agreements pursuant to the Northwest tariff in order to comply with the Federal Energy Regulatory Commission ("F.E.R.C.") Order 636; and

WHEREAS, Partnership is constructing a cogeneration facility in the Ferndale, Washington area (the "Facility"), and Tenaska could utilize the Northwest Transportation Agreements to provide transportation service to the Facility other than through the use of the Buy/Sell Agreement; and

                                       (2)


WHEREAS, Cascade wishes to permanently release, and Tenaska wishes to accept, all of the rights and obligations under the Northwest Transportation Agreements pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt of which is hereby acknowledged, and intending to be legally bound and to bind their successors and assigns, Gas Co., Partnership and Cascade (the "Parties" hereto; each is a "Party") agree as follows:

1. Cascade hereby agrees to hold and maintain the Northwest Transportation Agreements in accordance with the terms and conditions set out herein and to permanently release unto Tenaska, and its permitted successors and assignees, all of Cascade's right, title and interest in, to and under the Northwest Transportation Agreements, including the right to renew or extend the term of the Northwest Transportation Agreements, effective as of the Capacity Release Date, such assignment and transfer being hereafter referred to as the "Capacity Release".

2.   (i)   This Agreement shall be in full force and effect and binding upon
           Cascade and Tenaska as of the date hereinabove stated.

     (ii) Subject to subparagraph 2(v), the effective date (the "Capacity Release Date") of Cascade's release and of Tenaska's acceptance and assumption pursuant to Paragraph 3 of this Agreement shall be April 1, 1994.

     (iii) Thirty (30) days prior to the minimum notice period required by Northwest to allow for a capacity release on the Capacity Release Date, Cascade shall deliver a copy of this Agreement to Northwest and shall authorize Northwest to post any

                                       (3)


               necessary information on Northwest's Electronic Bulletin Board in accordance with Northwest's F.E.R.C. approved tariff to give effect to the Capacity Release in the form of a capacity release to a Prearranged Replacement Shipper (as defined in the Northwest tariff).

     (iv) Prior to the posting on Northwest's Electronic Bulletin Board of this Agreement, Tenaska shall fulfill all requirements of Tenaska in its role as a Prearranged Replacement Shipper under the capacity release provisions of the Northwest tariff, including the execution of a new service agreement with Northwest to permanently replace the Northwest Transportation Agreements ("Capacity Release Service Agreement(s)") and its demonstration of creditworthiness to Northwest in accordance with the Northwest tariff.

     (v)       If, at ten days prior to the Capacity Release Date:

               (a) the Parties have not fulfilled their obligations under Paragraph 2(iii) and 2(iv) of this Agreement such that the Capacity Release shall be capable of being given effect without the necessity of waiting for competing bids for the Capacity Release to be submitted, or

               (b) the Parties, together with Partnership's lenders for the Facility, have not executed amendments to the Consent and Agreement dated November 25, 1992 dealing with the Buy/Sell Agreements in order to provide for the termination of the Buy/Sell Agreement and for the inclusion of this Agreement within the provisions of the Consent and Agreement, then the Parties shall cooperate, in good faith, to set a new Capacity Release Date, which date shall be the first of a month that would allow for the Parties to comply with subparagraphs 2(iii) - (v) of this Agreement.

                                       (4)


     (vi) The Capacity Releases shall be given effect pursuant to the Northwest rules and regulations approved by the F.E.R.C. pursuant to F.E.R.C. Order No. 636, as applicable to prearranged agreements for capacity release, and the capacity releases shall remain subject to all applicable F.E.R.C. rules and regulations and, to the extent necessary, approval by Northwest. The Capacity Releases shall be done on the basis of the full tariff rate applicable to the Northwest Transportation Agreements
               subject to the capacity release.   The Capacity Releases shall be
               done for the full term of the Northwest Transportation Agreements subject to the release, including the right to renew or extend the term of the Northwest Transportation Agreements, and shall be a "Permanent Capacity Release" (as defined in the Northwest tariff) without any provisions for the reversion of the Firm Transportation Agreements to Cascade at the end of the term of the Northwest Firm Transportation Agreements subject to the Capacity Release.

     (vii) The Parties, giving due consideration to the Partnership Facility financing and the regulatory procedures necessary for the Capacity Release of the Northwest Transportation Agreements, hereto agree to execute and deliver such other documents and certificates as are reasonably necessary to carry out the purposes of this Agreement, including but not limited to, in the case of Tenaska, the execution and delivery of new Capacity Release Service Agreement(s) with Northwest confirming that Tenaska has met the credit requirements of Northwest for the purposes of the Capacity Release and Tenaska is capable of being accepted as a contracting party in the Northwest Capacity Release Service Agreement(s) in place and instead of Cascade from and after the Capacity Release Date. The Parties agree to endeavour in good faith and with due diligence to comply with the requirements of Northwest to effectuate the capacity release described herein and the substitution of Tenaska to Cascade's position in the Northwest Transportation Agreements or their replacement Northwest Service Agreements.

                                       (5)


     (viii) Upon the final, effective completion of the Capacity Release described in this Agreement, the Buy/Sell Agreement between Cascade, Gas Co. and Partnership shall be terminated and of no further force or effect.

3. Subject to Paragraph 2, Tenaska accepts the Capacity Release of the Northwest Transportation Agreements and will assume all of Cascade's rights, obligations, duties and liabilities under the Northwest Transportation Agreements from and after the Capacity Release Date including, but not limited to, Cascade's obligation to compensate Transporter (as specified in the Northwest Transportation Agreements), and all other rights, duties, liabilities and additional obligations incurred pursuant to the provisions of the Northwest Transportation Agreements from and after the Capacity Release Date. The Capacity Release is a release of all of the right, title and interest of Cascade in, to and under the Northwest Transportation Agreements and an assumption by Tenaska of all the rights, obligations, duties and liabilities of Cascade under the Northwest Transportation Agreements effective as of the Capacity Release Date.

4. Liability for all obligations accruing under the Northwest Transportation Agreements prior to the Capacity Release Date shall be determined in accordance with the provisions of the Buy/Sell Agreement or such Capacity Releases as may be in effect as of the date of execution of this Agreement. Tenaska hereby indemnifies Cascade against liability for all obligations accruing under the Northwest Transportation Agreements on and after the Capacity Release Date.

5. Cascade represents and warrants to Tenaska that the copies of the Northwest Transportation Agreements appended hereto as Attachment A and Attachment B are true and correct copies thereof as in effect on the date hereof and have not been amended, modified or waived and are not subject to any prior capacity release by Cascade that is

                                       (6)


     operative on or after the Capacity Release Date and that, to the best of Cascade's knowledge, no event has occurred as of the date hereof which, with or without the passage of time or the giving of notice, or both, would constitute a default on the part of Cascade thereunder.

6. From the date of execution of this Agreement until the Capacity Release Date, Cascade agrees to hereafter operate and manage the Northwest Transportation Agreements and activities associated therewith in accordance with, with due regard to, and so as not to impair, Tenaska's rights under this Agreement. Cascade will not amend, exercise elections or options or otherwise alter the Northwest Transportation Agreements in any manner which would affect either Party's rights or obligations under this Agreement without Tenaska's prior written consent, which consent shall not be unreasonably withheld. Cascade covenants and agrees not to hereafter release all or any part of the Northwest Transportation Agreements to any third party if such release were to impede Cascade's obligations or Tenaska's rights under this Agreement. At the request of Tenaska, and at Tenaska's expense, Cascade shall endeavour to secure from Northwest, any amendments, elections, options or other alterations to the Northwest Transportation Agreements as are reasonably requested by Tenaska from time to time and the realization of which would not be detrimental to Cascade's commercial interests.

7. Any notice under this Agreement shall be in writing and shall be deemed given on the earlier of (i) the date received by the addressee when delivered by hand, or (ii) the day following the date sent by telecommunications means to the numbers set forth below, or (iii) five (5) days after mailing by prepaid registered United States mail, directed to the post office address of the parties as follows (provided that, at any time when there is a strike affecting delivery of either United States mail, all such deliveries shall be made by hand or by telecommunications):

                                       (7)


     If to Cascade:      Cascade Natural Gas Corporation
                         222 Fairview Avenue North
                         Seattle, Washington, U.S.A.   98109
                         Attention:  Vice President, Gas Supply

                         Telecopy:     206/624-3900
                         Telephone:    206/624-7215

     If to Tenaska:      Tenaska Washington Partners, L.P.
                         407 North 117 Street
                         Omaha, Nebraska, U.S.A.  68154
                         Attention:  President, Tenaska Washington, I

                         Telecopy:      402/691-9526
                         Telephone:     402/691-9500

                         Tenaska Gas Co.
                         407 North 117 Street
                         Omaha, Nebraska, U.S.A.  68154
                         Attention:  President

                         Telecopy:      402/691-9538
                         Telephone:     402/691-9500

     Any Party may, by like written notice, designate a new address to which such shall be directed.

8. This Agreement can be waived, modified, amended, terminated or discharged only explicitly in a writing signed by each of the Parties hereto. A waiver shall be effective only in a specific instance and for the specific purpose given. Mere delay or failure to act by a Party hereto shall not preclude the exercise or enforcement of any of the rights or remedies hereunder.

9. In the event that any part of this Agreement is determined by any court of competent jurisdiction to be unenforceable, the balance of this Agreement shall remain in full force and effect.

                                       (8)


10. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the Parties hereto. Prior to the Capacity Release Date, neither Party may assign this Agreement or any of its rights or obligations hereunder, without the prior written consent of the other Party, such consent not to be unreasonably withheld. Notwithstanding the preceding, Tenaska may assign, transfer and pledge all or any part of its rights, interests, claims and benefits herein to any third party for the purposes of providing security for existing or intended financing of the Facility, and Cascade hereby consents to the creation of any lien or charge in connection therewith. In addition, subject to establishing acceptable credit worthiness to Northwest and the Parties, Cascade and Tenaska shall have the right to assign this Agreement to a business entity that is affiliated with Cascade or Tenaska (as the case may be) where such assignment is necessary for the purpose of enabling Cascade or Tenaska to gain the maximum commercial advantage available to it in meeting its obligations under this Agreement.

11. Gas Co. and Partnership shall be jointly and severally liable for the obligations of Tenaska under this Agreement however, each of Gas Co. and Partnership shall have the right, upon sixty (60) days written notice, to terminate this Agreement to Gas Co. only. Following the effective date of any such termination of this Agreement as to Gas Co., (i) Gas Co. shall have no further rights, obligations or liabilities under this Agreement, except with respect to liabilities accruing prior to the effective date of such termination, and (ii) this Agreement will continue in full force and effect, without further modification or amendment, as between Cascade and Partnership.

12. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Washington.

                                       (9)


IN WITNESS WHEREOF, Cascade, Gas Co. and Partnership have caused this Agreement to be signed in their names by their duly authorized representatives and delivered as their act and deed, intending to be legally bound by its terms and provisions.


CASCADE NATURAL GAS CORPORATION         Attest:

By:  _________________________________  _________________________________

TENASKA GAS CO.                         Attest:

By:  _________________________________  _________________________________
     Title:                             Title:


TENASKA WASHINGTON PARTNERS, L.P.
By:  Tenaska Washington I, L.P.,
     Managing General Partner
By:  Tenaska Washington, Inc.
     Managing General Partner           Attest:

By:  _________________________________  _______________________________
     Title:                             Title: